Exhibit 14.1
Streamline Health Solutions, Inc.
Code of Business Conduct and Ethics

A Message from Our Chief Executive Officer

A Message To All Associates:

Streamline Health’s values guide our strategic thinking and tactical actions. We define these values as the 4 R’s: Respect, Responsibility, Relationships, and Results.

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We Respect our stakeholders – fellow associates, clients, partners, and shareholders – by being polite and considerate and by acknowledging their needs and desires as we work toward delivering on-going positive financial results.

•	We value Relationships, with our clients and each other, and are committed to protecting and nurturing them.

•	We take Responsibility and accept accountability for our actions, the quality of our solutions, and the results we deliver.

•	We deliver meaningful and tangible Results for each and every stakeholder by executing our strategic and tactical plans to the best of our ability with commitment, passion, and enthusiasm.

Our core values serve as our general principles in conducting business with the highest integrity and the highest ethical standards. Our core values reflect Streamline Health's culture and help to ground us by guiding our day-to-day actions with customers and colleagues.

Streamline Health's Code of Business Conduct and Ethics and related policies provide important guidance to conduct our daily affairs to help us to help us live our core values as we conduct business. They apply to all associates and directors of Streamline Health. As a team, we have worked very hard to build a successful and well-respected company. We simply cannot - and will not - tolerate unethical or inappropriate behavior.

Remember, if you have a question or concern about what is proper conduct for you or anyone else, you may always talk to your supervisor, the SVP, Chief People Officer or the SVP, Chief Legal Counsel. You may also report possible violations by calling the Streamline Health Accountability Hotline at 844-290-0607, where you may choose to remain anonymous.

Now more than ever, building a great company requires an unwavering commitment to the highest ethical standards. Each of us is accountable to do the right thing.

Sincerely,

/s/ ROBERT W. WATSON

Bob Watson

Introduction

Our standards of business conduct serve as an important resource for associates in support of day-to-day decision making. Our standards represent the core of how we create the solid foundation of trust and success that is reflected in our relationships with customers, suppliers, shareowners and each other.

The Streamline Health Code of Business Conduct and Ethics (the “Code”) is applicable to associates of Streamline Health Solutions, Inc. and its subsidiaries (together referred to as “Streamline Health”), all members of the Board of Directors (Board Members) of any Streamline Health company, contractors, consultants, and anyone we authorize to act on Streamline Health’s behalf. The Code establishes the basic foundation of Streamline Health’s ethics by communicating our philosophy and commitment to all of our associates, customers, other stakeholders and the communities in which we do business. The Code should be used as a resource when questions of legal or ethical appropriateness arise on the job. It is not a comprehensive rulebook, but rather a statement of how we commit to do business. We are bound by the Code and the specific operational policies of Streamline Health.

As members of Streamline Health’s team, we all have a personal responsibility to uphold and ensure the letter and spirit of the Code in our individual roles, every single day.

It is important that you are aware of, and never intentionally violate, relevant laws and regulations. Violating relevant laws, regulations, or this Code, or encouraging others to do so, exposes Streamline Health to risk, including risk to its reputation, and therefore may result in disciplinary action up to and including termination of employment.

You should understand that violations of laws or regulations may also result in legal proceedings and penalties including, in some circumstances, civil and criminal penalties that could affect you personally in addition to a risk of adverse consequences to Streamline Health.

You should also be alert to changes in the law or new requirements that may affect your business unit, as well as new products or services that may be subject to special legal requirements.

Streamline Health is built upon a foundation of strong corporate values and business practices. We are fully committed to serving our customers and employing individuals with personal standards consistent with that of our company standards: integrity, professionalism and commitment to superior results. The Code is designed to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely, and understandable disclosure in reports and documents we file with regulatory agencies and in our other public communications;

•	Compliance with applicable laws, rules, and regulations;

•	The prompt internal reporting of violations of the Code; and

•	Accountability for adherence to the Code.

The Code should help guide your conduct in the course of our business. Many of the principles described in the Code are, however, general in nature, and the Code does not cover every situation that may arise. Use common sense and good judgment in applying the Code. If you have any questions about applying the Code, it is your responsibility to seek guidance. The Code is not the exclusive source of guidance and information regarding the conduct of our business. You should consult applicable policies and procedures in specific areas as they apply.

We are committed to maintaining the highest standards of business conduct and ethics. The Code reflects the business practices and principles of behavior that support this commitment. We expect every associate, officer and director to read and understand the Code and its application to the performance of your business responsibilities. References in the Code to associates are intended to cover associates, officers and, as applicable, directors.

Officers, managers and other supervisors are expected to develop in associates a sense of commitment to the spirit, as well as the letter, of the Code. Supervisors are also expected to ensure that all agents and contractors conform to Code standards when working for or on behalf of Streamline Health.

The Code addresses conduct that is particularly important to proper dealings with the people and entities with whom we interact. Additionally, it is the responsibility of each associate to apply common sense, together with your own highest personal ethical standards, in making business decisions where there is no stated guideline in the Code.
You should not hesitate to ask questions about whether any conduct may violate the code, voice concerns, or clarify gray areas. In addition, you should be alert to possible violations of the Code by others and report suspected violations, without fear of any form of retaliation.
Violations of the Code will not be tolerated. Any associate who violates the standards in the code may be subject to disciplinary action, which, depending on the nature of the violation and the history of the associate, may range from a warning or reprimand to and including termination of employment and, in appropriate cases, civil legal action or referral for regulatory or criminal prosecution.

The Code is not intended to cover every issue or situation an associate, officer or director may encounter at the Company. The Code should be used as a guide in addition to other Streamline Health policies and guidelines.

Our Responsibilities

As a Streamline Health associate, you are expected to comply with both the letter and the spirit of our Code. This means you must understand and comply with all of our policies, laws and regulations that apply to your job, even if you feel pressured to do otherwise. Our Code also requires you to seek guidance if you have questions or concerns and to cooperate fully in any investigation of suspected violations of the Code that may arise in the course of your employment.

Periodically, you may be asked to provide a written certification that you have reviewed and understand Streamline Health’s Code of Business Conduct and Ethics, comply with its standards, and are not personally aware of any violations of the Code by others. This certification is your pledge to live up to our Code and its expectations and to promptly raise concerns about any situation that you think may violate our Code. Associates who violate our Code put themselves, fellow associates, and our company at risk and are subject to disciplinary action up to and including termination of employment.

Leaders, by virtue of their positions of authority, must be ethical role models for all associates.

An important part of a leader's responsibility is to exemplify our corporate values and exhibit the highest standards of integrity. Leaders must communicate the seriousness of our company's expectations for ethical conduct and their own personal support of these expectations by holding everyone accountable for making sound ethical judgments. Leaders must be alert to any situations or actions that may be unethical or potentially damaging to our reputation. They must take prompt action to address such situations and be careful to avoid even the appearance of implicit approval.

Making Good Decisions

In addition to complying with the requirements contained in Streamline Health policies, in specific situations, before taking any action each associate should consider the following questions, and unless the answer to each question is "yes," the action should not be taken:

•	Is this action legal, ethical, and socially responsible?

•	Does this action comply with both the spirit and the letter of our Code?

•	Will this action appear appropriate?

•	Is it clear that our company would not be embarrassed or compromised if this action were to become known within our company or publicly?

Asking Questions and Reporting Concerns

You are obligated to report violations of the Code, the law, or any other company policy or procedure. If you have questions, concerns, or need to report a known or suspected violation, you should discuss it with your supervisor, any member of your management team, the SVP, Chief People Officer, the SVP, Chief Legal Counsel or contact the Accountability Helpline where you can report your concern confidentially or anonymously. You may be subject to discipline, up to and including termination, for your failure to do so.

If you think that an actual or possible violation has occurred, it's important to report your concerns immediately to your supervisor, the SVP, Chief People Officer or the SVP, Chief Legal Counsel.

You are encouraged to identify yourself when reporting a possible violation and Streamline Health will make every effort to protect your identity if you do so. You may, however, report a suspected violation anonymously by calling the Accountability Hotline at 844-290-0607.

Commitment to Non-Retaliation

Retaliation against an individual who reports a violation of law or company policy is strictly prohibited. Downgrading an associate’s performance rating, limiting an associate’s opportunities for assignments or advancement, excluding an associate from corporate or departmental functions, or any other types of retaliation must not be imposed on an associate as punishment for:

•	Filing or responding to a good faith complaint, or

•	Cooperating in an investigation.

Acting in “good faith” means that you provide all of the information you have and believe you are giving a sincere and complete report. Individuals who take action against a person for making a report or participating in an investigation in good faith will be subject to disciplinary action, up to and including termination, as local law permits.

Complying with the Code of Conduct

Our Legal and Human Capital departments has established processes and procedures to ensure that all internal investigations are conducted by qualified personnel who have been trained to conduct investigations lawfully, promptly, thoroughly, professionally, fairly and confidentially.

Associates must not interfere in internal investigations or engage in their own fact-finding. Rather, you should promptly raise ethics and compliance questions and immediately report suspicious behavior.

Associates and others involved in internal investigations will be treated with dignity and respect. All investigations and any resulting corrective action will be conducted in compliance with local law, applicable Streamline Health policies and any required workers’ representative consultation requirements.

All Associates are expected to cooperate in internal investigations, audits, accounting reviews or directions from Streamline Health’s inside and outside legal counsel in connection with lawsuits or government investigative proceedings. Searches of company-provided physical and information technology resources may be required. Retaliation will not be tolerated against any associate who cooperates in these kinds of company activities.

After an investigation is completed, appropriate disciplinary and other corrective action will be taken when warranted by the facts. Streamline Health may, in appropriate cases and subject to applicable local law, notify government authorities and cooperate with any resulting prosecution or other government action.

In addition, when legally required or otherwise appropriate, Streamline Health will timely self-report compliance violations to applicable government authorities and cooperate with any resulting official proceedings. The determination of whether and when to refer a matter to government authorities, or to self-report compliance violations, will be made by Streamline Health’s SVP, Chief Legal Counsel.

If you think you are being retaliated against, or that an investigation is being conducted inappropriately, you should report it immediately using any of the reporting avenues available to you.

Waivers

Streamline Health will waive application of the policies set forth in this Code only where circumstances warrant granting a waiver based on the best interests of Streamline Health and its stockholders. Any waiver pertaining to an associate must be approved by the SVP, Chief Legal Counsel and by the Chief Executive Officer. Waivers of the Code for directors and executive officers may be made only by those members of the Board of Directors not involved in the possible waiver and must be promptly disclosed as required by law or regulation.

Discrimination

Having a diverse workforce--made up of team members who bring a wide variety of skills, abilities, experiences and perspectives--is essential to our success. We are committed to the principles of equal employment opportunity, inclusion and respect.

All employment-related decisions must be based on company needs, job requirements and individual qualifications. Always take full advantage of what our team members have to offer; listen and be inclusive. We do not tolerate discrimination against anyone--team members, customers, business partners or other stakeholders--on the basis of race, color, religion, national origin, sex (including pregnancy), age, disability, HIV status, sexual orientation, gender identity, marital status, past or present military service or any other status protected by the laws or regulations in the locations where we operate.

We comply with laws regarding employment of immigrants and noncitizens and provide equal employment opportunity to everyone who is legally authorized to work in the applicable country.

We provide reasonable accommodations to individuals with disabilities and remove any artificial barriers to success.

Report suspected discrimination right away and never retaliate against anyone who raises a good faith belief that unlawful discrimination has occurred.

Fair Wages

Streamline Health is committed to following all applicable wage and hour laws and regulations. To help ensure that all work performed for Streamline Health is compensated correctly, associates compensated on the basis of hours worked must report and record time accurately in accordance with established local procedure.

Workplace Safety and Violence Prevention

To preserve associate safety and security, weapons, firearms, ammunition, explosives and incendiary devices are forbidden on our company premises or in our company vehicles. In addition, our company will not tolerate acts or threats of violence, including extreme or inappropriate verbal or physical threats, intimidation, harassment and/or coercion. Behavior that threatens the safety of people or property, or has the potential to become violent, should be immediately reported to your supervisor, Human Capital, law enforcement authorities or the Streamline Health Accountability Hotline.

Substance Abuse

Streamline Health requires associates to work free from the influence of any substance, including drugs and alcohol, that might prevent them from conducting work activities safely and effectively. Our company reserves the right to have any associate tested if there is reasonable suspicion that he or she is under the influence of drugs or alcohol. If you are using prescription or non-prescription drugs that may impair alertness or judgment, or witness an associate impaired and therefore possibly jeopardizing the safety of others or Streamline Health’s business interests, you should report it immediately.

If you have a problem related to alcohol or drugs, you are encouraged to seek assistance from the Employee Assistance Program or other qualified professionals.

Associate Information Privacy

Streamline Health will respect the privacy of associates. Our company will collect and handle personal associate information only for business reasons consistent with applicable law. Access to personal associate information is limited only to those who have a legal right to see the information, and then only on a need-to-know basis for the performance of their job. Those who handle personal information are advised on a regular basis of their duty to protect this information. All associates have the right to review and comment on information contained in their personnel records maintained by the company, and may perform other actions with their records as allowed by applicable national data privacy laws.

Proprietary and Confidential Information

One of our most important assets is our confidential information. As an associate of Streamline Health, you may learn of information about our company that is confidential and proprietary. You also may learn of information before that information is released to the general public. Associates who have received or have access to confidential information should take care to keep this information confidential.

Confidential information includes non-public information that might be of use to competitors or harmful to Streamline Health or its customers if disclosed, such as business, marketing and service plans, financial information, product architecture, source codes, engineering and manufacturing ideas, designs, databases, client lists, pricing strategies, personnel data, personally identifiable information pertaining to our associates, clients or other individuals (including, for example, names, addresses, telephone numbers and social security numbers), and similar types of information provided to us by our clients, suppliers and partners.

You are expected to keep confidential and proprietary information confidential unless and until that information is released to the public through approved channels (usually through a press release, an SEC filing or a formal communication from a member of senior management). Every associate has a duty to refrain from disclosing to any person confidential or proprietary information about us or any other company learned in the course of employment here, until that information is disclosed to the public through approved channels.

You should also take care not to inadvertently disclose confidential information. Materials that contain confidential information, such as memos, notebooks, flash drives, smart phones, computer disks and laptop computers, should be stored securely. Unauthorized posting or discussion of any information concerning our business, information or prospects on the Internet is prohibited. You may not discuss our business, information or prospects in any “chat room”, regardless of whether you use your own name or a pseudonym. All company emails, voicemails and other communications are presumed confidential and should not be forwarded or otherwise disseminated outside of Streamline Health, except where required for legitimate business purposes.

Handle information with care. Be cautious and thoughtful when sharing confidential information in writing including e-mails and during private conversations. Consider your surroundings when talking on a cell phone or in a public place. Any confidential information to be sent outside of Streamline Health must only be done for a proper business reason and only where there is an approved and valid non-disclosure agreement in place with the recipient of the confidential information.

If you can answer "yes" to the questions below, the information is confidential and should be protected.

•	Is this information unknown to people outside the company?

•	Would Streamline Health be disadvantaged or harmed if others knew this information?

•	Would your project be jeopardized if the information was not held in confidence?

Physical Assets and Resources

All associates must protect our company assets, such as equipment, inventory, supplies, cash, and information. Treat company assets with the same care you would if they were your own. Use our company resources only to conduct company business. No associate may commit theft, fraud or embezzlement, or misuse company property.

Streamline Health provides an array of information and technology resources intended to maximize our efficiency in carrying out your job such as: e-mail, computers, computer applications, networks, the internet, the intranet, facsimile machines, cell phones, other wireless communication devices, telephones, and voice mail systems. Please remember that these tools are company property and must be used in a manner that reflects positively on Streamline Health and all who work here.

Occasional, limited personal use of these resources is permitted, but cannot interfere with your work performance, or the work performance of your colleagues. We cannot tolerate inappropriate or illegal use of these assets and reserve the right to take appropriate disciplinary actions, as needed, up to and including termination of employment. Such inappropriate use of these resources can include the following:

•	Hacking

•	Pirating software or video/audio files

•	Soliciting

•	Distributing literature for outside entities

•	Sending inappropriate e-mail

•	Accessing inappropriate web sites (such as those advocating hate, violence, sexually explicit material, or promoting illegal activities)

•	Distributing confidential, proprietary or trade secret information of Streamline Health outside the company

Streamline Health reserves the right to monitor and inspect, without notice, the use of its information and technology resources.

All associates are expected to protect our assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on our profitability. Our property, such as office supplies, computer equipment, buildings and products, are expected to be used only for legitimate business purposes, although incidental personal use may be permitted. You may not, however, use our corporate name, any brand name or trademark owned or associated with Streamline Health or any letterhead stationery for any personal purpose.

You may not, while acting on behalf of our company or while using our computing or communications equipment or facilities, either:

•	Access the internal computer system (also known as “hacking”) or other resource of another entity without express written authorization from the entity responsible for operating that resource; or

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Commit any unlawful or illegal act, including harassment, libel, fraud, sending of unsolicited bulk email (also known as “spam”) in violation of applicable law, trafficking in contraband of any kind or espionage.

All data residing on or transmitted through our computing and communications facilities, including email and word processing documents, is the property of Streamline Health and subject to inspection, retention and review by our company, with or without an associate’s or third party’s knowledge, consent or approval, and in accordance with applicable law. Any misuse or suspected misuse of our assets must be immediately reported to your supervisor, the SVP, Chief People Officer or the SVP, Chief Legal Counsel.

As associates of Streamline Health, each of us is a steward of its assets. Associates have the obligation to (a) protect and preserve our company's assets and resources and ensure their efficient use and (b) assist our company in its efforts to control costs. Theft, carelessness and waste have a direct impact on our company’s profitability.

Our company assets include, but are not limited to, such things as electronic mail, computer systems, documents, equipment, facilities, information, our company logo and name, materials and supplies. Any use of these assets for purposes other than the discharge of Streamline Health business is to be avoided. Moreover, the use of our company’s assets and resources for personal financial gain is strictly prohibited.

What constitutes misuse of our company assets and resources? How do we know if personal use of our company assets and resources crosses the line of reasonableness?

The following examples are provided as illustrative of misuse and unreasonableness:

•	Use of our company facilities for personal gain;

•	The excessive use of the telephone or facsimile long-distance for personal purposes;

•	The taking of office supplies or equipment for personal consumption or use at home, e.g., using our company equipment to repair personal property;

•	The unauthorized copying of computer software programs; and

•	The use of our company-issued credit card(s) for personal purchases.

Proper Use of Electronic Media

Our company uses global electronic communications and resources as routine parts of our business activities. However, they can present risks. Therefore, it is essential that electronic resources used to perform company business are protected to ensure that these resources are accessible for business purposes and operated in a cost-effective manner, that our company's reputation is protected, and that we minimize the potential for legal risk.

Computers and all information on Streamline Health computers, as well as any Streamline Health information on your home computer or other device, are company property. Use licensed software or documentation according to licensing agreements, and do not duplicate it without express permission. Protect any passwords that provide access to our company networks.

You are responsible for what you say in an e-mail message. Do not use your Streamline Health title or contact information for personal mail, e-mail or anything other than Streamline Health business unless you have specific permission from your supervisor.

Each associate must ensure that their use of our company information systems, networks and tools meets Streamline Health standards and policies, including Information Technology policies, security and data protection requirements, local legal requirements.

Use of our company's networks is both a necessity and a privilege. If you have access to our information systems and computer networks, you are responsible for using the highest standards of behavior in all of your usage and communications. When you access our networks from remote locations (for example, at home or from other non-company locations), you are subject to the same standards of use as are associates who access our networks while on company premises. Our networks and information systems are for legitimate company-related business purposes. Limited personal use may be acceptable if it is authorized by your work location and does not interfere with your job responsibilities.

Do not use Streamline Health’s networks for the following:

•	Posting non-business messages to Internet discussion groups and bulletin boards

•	Accessing or transmitting sexually explicit, harassing, discriminatory or hateful material

•	Soliciting for commercial, charitable, religious or political causes, except as may be approved by company management

•	Sending chain mail letters or broadcasting personal messages

•	Sending inappropriate, offensive or disruptive messages

•	Gaining unauthorized access to databases or information sources at Streamline Health or any other site

•	Damaging computer equipment, software or data

•	Interfering with or disrupting network users, services or equipment.

Social media is of growing importance in the marketplace. It enables us to learn from and share information with our stakeholders, as well as communicate with the public about our company. In addition to following all company policies, a general rule to remember when utilizing social media is to think about the effect of statements that you make. Keep in mind that these transmissions are permanent and easily transferable, and can affect our company’s reputation and relationships with coworkers and customers.

When using social media tools like blogs, Facebook, Twitter or wikis, ensure that you do not make comments on behalf of Streamline Health without proper authorization. Also, you must not disclose our company's confidential or proprietary information about our business, our suppliers or our customers.

Protecting Customer/Third Party Information Privacy

Keeping customer information secure and using it appropriately is a top priority for our company. We must safeguard any confidential information customers or third parties share with us. We must also ensure that such information is used only for the reasons for which the information was gathered, unless further use is allowed by law.

Customer or third party information includes any information about a specific customer/third party, including such things as name, address, phone numbers, financial information, etc. We do not disclose any information about a third party without the written approval unless legally required to do so (for example, under a court-issued subpoena).

Streamline Health is routinely in the possession of “Protected Health Information” as defined in the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191, as amended (“HIPAA”). Associates must at all times comply with Streamline Health’s policies regarding the use and possession of Protected Health Information, as well as HIPAA and the regulations promulgated under HIPAA by the United States Department of Health and Human Services.

Intellectual Property and Protecting IP

Our intellectual property is among our most valuable assets. Intellectual property refers to creations of the human mind that are protected by various national laws and international treaties. Intellectual property includes copyrights, patents, trademarks, trade secrets, design rights, logos, expertise, and other intangible industrial or commercial property. We must protect and, when appropriate, enforce our intellectual property rights. We also respect the intellectual property belonging to third parties. It is our policy to not knowingly infringe upon the intellectual property rights of others.

As an associate, the things you create for Streamline Health belong to our company. This “work product” includes inventions, discoveries, ideas, improvements, software programs, artwork, and works of authorship. This work product is our company's property (it does not belong to individuals) if it is created or developed, in whole or in part, on company time, as part of your duties or through the use of company resources or information. Associates must promptly disclose to Streamline Health, in writing, any such work product and cooperate with our efforts to obtain protection for our company. To ensure that our company receives the benefit of work done by outside consultants, it is essential that an appropriate agreement or release be in place before any work begins.

We value and encourage the protection of our intellectual property (such as patents, trade secrets, copyrights and trademarks) and proprietary information while simultaneously respecting the valid intellectual property rights of third parties. Intellectual property laws protect many materials you may use during your course of employment. Copyright laws protect materials such as computer software, music, artwork, audio, and videotapes, books, presentations, and training materials. Patent laws protect inventions, trade secret laws protect proprietary information, and trademark laws protect product and services names.

We value new product and business ideas, concepts, and other information we produce. When we do not identify or otherwise protect this “intellectual property”, our company risks losing rights to it and the competitive advantages it offers.

Protect intellectual property from illegal or other misuse by making sure it is affixed with or identified by appropriate trademark, service mark, copyright notice or patent marking. Disclose to management any innovation developed on company time or using company information or resources, so that our company can decide whether to seek formal protection.

Licenses must be obtained to use intellectual property belonging to someone else or we must purchase the outright ownership of the property. In the case of property rights with an expiration date, such as patents, you must be sure that this date has passed if licensing or outright purchase is not feasible. Avoid infringing on the IP rights of others.

Do not:

•	Disclose non-public intellectual property inappropriately or without approval from the Legal department

•	Use company resources or time to create or invent something unrelated to our business

•	Use a previous employer’s intellectual property without that company’s permission

•	Make unauthorized copies of software or licensed information, except as specified in the licensing agreement

•	Photocopy magazine/journal articles or other publications unless you have the authority or license to do so

•	Hire a competitor's employee to obtain that competitor's trade secrets

•	Affix the trademark of another company to goods without authorization

•	Fail to remove another's trademark when the goods or parts are remanufactured

•	Erroneously allege patent infringement or mark a product with an untrue patent notice

Antitrust and Fair Competition

It is the policy of Streamline Health that all directors, officers, and associates comply with antitrust and competition laws. International, US federal and state antitrust and competition laws prohibit efforts and actions to restrain or limit competition between companies that otherwise would be competing for business in the marketplace.

You must be particularly careful when you interact with any employees or representatives of Streamline Health’s competitors. You should use extreme care to avoid any improper discussions with our competitors, especially at trade association meetings or other industry or trade events where competitors may interact. Under no circumstances should you discuss customers, prospects, pricing, or other business terms with any employees or representatives of our competitors. If you are not careful, you could find that you have violated antitrust and competition laws if you discuss or make an agreement with a competitor regarding:

•	Prices or pricing strategy,

•	Discounts,

•	Terms of our customer relationships,

•	Sales policies,

•	Marketing plans,

•	Customer selection,

•	Allocating customers or market areas, or

•	Contract terms and contracting strategies.

Agreements with competitors do not need to be written in order to violate applicable antitrust and competition laws. Informal, verbal, or implicit understandings, i.e., knowing winks, are also violations. Antitrust violations in the U.S. may be prosecuted criminally as felonies and can result in severe penalties for Streamline Health and any associate or other person who participates in a violation.

Honest Advertising and Marketing

It is our responsibility to accurately represent Streamline Health and our products in our marketing, advertising and sales materials. Deliberately misleading messages, omissions of important facts or false claims about our products, individuals, competitors or their products, services, or employees are inconsistent with our values. Sometimes it is necessary to make comparisons between our products and our competitors. When we do we will make factual and accurate statements that can be easily verified or reasonably relied upon.

Communicating with External Parties

Streamline Health associates are not authorized to speak with the media, investors, and analysts on behalf of our company unless authorized by our SVP, Chief Marketing Officer. Unless authorized, do not give the impression that you are speaking on behalf of Streamline Health in any communication that may become public. This includes posts to online forums, social media sites, blogs, chat rooms, and bulletin boards. This policy also applies to comments to journalists about specific matters that relate to our businesses, as well as letters to the editor and endorsements of products or services.

To ensure professional handling, all media requests and requests from financial analysts, stockholders, and industry analysts must be directed to the SVP, Chief Marketing Officer.

Obtain Competitive Information Fairly

Gathering information about our competitors often called competitive intelligence is a legitimate business practice. Doing so helps us stay competitive in the marketplace; however, we must never use any illegal or unethical means to get information about other companies. Legitimate sources of competitive information include publicly available information such as news accounts, industry surveys, competitors’ displays at conferences and trade shows, and information publicly available on the Internet. You may also gain competitive information appropriately from customers and suppliers (unless they are prohibited from sharing the information) and by obtaining a license to use the information or actually purchasing the ownership of the information. When working with consultants, vendors, and other partners, ensure that they understand and follow Streamline Health policy on gathering competitive information.

Anti-Money Laundering

Money laundering is a global problem with far-reaching and serious consequences. Money laundering is defined as the process of converting illegal proceeds so that funds are made to appear legitimate, and it is not limited to cash transactions. Complex commercial transactions may hide financing for criminal activity such as terrorism, illegal narcotics trade, bribery, and fraud. Involvement in such activities undermines our integrity, damages our reputation and can expose Streamline Health and individuals to severe sanctions. Our company forbids knowingly engaging in transactions that facilitate money laundering or result in unlawful diversion.

We take affirmative steps to detect and prevent unacceptable or illegal forms of payment and financial transactions. Anti-money laundering laws of the United States and other countries and international organizations require transparency of payments and the identity of all parties to transactions. We are committed to full compliance with anti-money laundering laws throughout the world and will conduct business only with reputable customers involved in legitimate business activities and transactions.

Selection and Use of Third Parties/Procurement (Fair Purchasing)

We believe in doing business with third parties that embrace and demonstrate high principles of ethical business behavior. We rely on suppliers, contractors, and consultants to help us accomplish our goals. They are part of the Streamline Health team and should be treated according to our values. To create an environment where our suppliers, contractors, and consultants have an incentive to work with Streamline Health, they must be confident that they will be treated in an ethical manner. We offer fair opportunities for prospective third parties to compete for our business. The manner in which we select our suppliers and the character of the suppliers we select reflect on the way we conduct business.

Anti-corruption / Anti-bribery

The United States and many other countries have laws that prohibit bribery, kickbacks, and other improper payments. No Streamline Health associate, officer, agent, or independent contractor acting on our behalf may offer or provide bribes or other improper benefits in order to obtain business or an unfair advantage. A bribe is defined as directly or indirectly offering anything of value (e.g., gifts, money, or promises) to influence or induce action, or to secure an improper advantage.

The Foreign Corrupt Practices Act and other U.S. laws prohibit payment of any money or anything of value to a foreign official, foreign political party (or official thereof), or any candidate for foreign political office for the purposes of obtaining, retaining or directing of business. We expect all associates, officers, agents, and independent contractors acting on behalf of Streamline Health to strictly abide by these laws.

All associates are required to comply strictly with the United States Foreign Corrupt Practices Act (the “FCPA”). In essence, no associate shall make or promise to make, directly or indirectly, any payment of money or object of value to any foreign official of a government, political party, or a candidate for political office for the purpose of inducing or influencing actions in any way to assist our company in obtaining or retaining business for or with Streamline Health.

A “bribe” is giving anything of value that would improperly influence or appear to improperly influence the outcome of a transaction. “Anything of value” is very broadly defined and can include such things as:

•	Cash

•	Gifts

•	Meals

•	Entertainment

•	Travel and lodging

•	Personal services

•	Charitable donations

•	Business opportunities

•	Favors

•	Offers of employment

Facilitation payments are generally requested in connection with obtaining ordinary licenses, work permits, processing of visas and other similar customary governmental services. Facilitating payments of a reasonable and customary amount paid to lower-level government officials in foreign countries to perform non-discretionary functions or services which they are obligated to perform are not illegal under United States law as long as payments are customary in a particular country and are the only feasible way to obtain government services or action to which Streamline Health is legally entitled. However, such facilitating payments may not be legal under local law. Legal advice concerning any such proposed payment must be sought in advance from, and be approved by, Streamline Health Solutions SVP, Chief Legal Counsel before any payments are made.

Bribery and improper payments can also arise in situations that do not involve a government official. The exchange of appropriate gifts and entertainment is often a way to build our business relationships. However, you must conduct business with customers, suppliers, and government agencies (including U.S. and non-U.S. governments) without giving or accepting bribes including (but not limited to) commercial bribery and kickbacks.

•	Commercial bribery involves a situation where something of value is given to a current or prospective business partner with the intent to obtain business or influence a business decision.

•	Kickbacks are agreements to return a sum of money to another party in exchange for making or arranging a business transaction.

You must avoid participating in commercial bribery and kickbacks, or even the appearance of it, in all of our business dealings. Even in locations where such activity may not, technically speaking, be illegal, it is absolutely prohibited by our company policy.

The U.S. Foreign Corrupt Practices Act (FCPA) makes it a crime for Streamline Health, or any of our subsidiaries, officers, agents, or associates to directly or indirectly offer or pay a bribe to a foreign official. The FCPA applies to payments to any foreign official, regardless of rank or position.

The term “foreign official” refers to any person acting in an official capacity for any of the following:

•	Any foreign government including any department, agency, military branch, court or legislature

•	Any partially or wholly-owned government entity, such as a nationalized corporation or industry, including government-owned hospitals and other healthcare providers

•	Any political party, including party officials or candidates

•	Employees of public international organizations (or any of their departments or agencies) such as The World Bank, the International Finance Corporation or the Red Cross

•	Any member of a royal family

Payments to a foreign official are considered corrupt when made for the purpose of influencing a foreign official to misuse his or her official capacity in a way that helps our company obtain or retain business or obtain legislation, regulation, or rulings that would benefit our business. If Streamline Health cannot obtain a contract without paying a bribe, you should report the matter to your supervisor and the Legal department and walk away from the deal. Our reputation for integrity is more important than the profit from any contract.

You should be alert to a possible FCPA violation if any of the following occur:

•	A request that a commission be paid in cash, in another name, or to an address in another country

•	Unexplained large expenses on a travel & entertainment expense report

•	An agent demanding a higher than normal commission for a transaction

•	Any agent or salesperson who says he or she is working with a government official to give our company the contract

If you have any questions about a payment, potential ownership of companies, or general questions about violations, contact your supervisor and/or Legal department. If you become aware of any possible violations of this policy, it is your duty to promptly notify the Legal department or make an anonymous report through the Accountability Helpline.

Gifts and Entertainment

Modest gifts, favors, and entertainment are often used to strengthen business relationships. However, no gift, favor or entertainment should be accepted or given if it obligates, or appears to obligate, the recipient, or if it might be perceived as an attempt to influence fair judgment. In general, unless you have supervisory approval you should not provide any gift or entertainment to customers, suppliers, or others that you would not be able to accept from a customer, supplier, or other applicable parties.

•	Never give or accept cash or its equivalent in connection with a business transaction.

•	Never promise or make loans or investments of any kind without first obtaining approval from the SVP, Chief Financial Officer and SVP, Chief Legal Counsel.

Our associates, officers, directors, family members, agents or agent’s family member are prohibited to offer, accept, or receive a gift or entertainment if it:

•	Is in cash,

•	Is not consistent with customary business practices,

•	Is extravagant in value,

•	Can be construed as a kickback, bribe or payoff in violation of any law, including a bribe to a government official in violation of the U.S. Foreign Corrupt Practices Act,

•	Violates any other laws or regulations, or

•	Could cause embarrassment to or discredit our company if disclosed.

Specific laws apply to interactions with government officials and employees. For example, the U.S. and other countries have strict laws that prevent providing anything, including food or beverages, to a government employee. When doing business with government agents, employees, or officials be sure you understand applicable laws as well as local customs and norms. Please discuss with your supervisor or the Legal department any gifts or proposed gifts that you are not certain are appropriate.

Trade Compliance (Export/Import Control)

We comply with all United States federal import and export laws and regulations. These laws restrict transfers, exports, and sales of products, software or technical data from the United States to certain prescribed countries and persons as well as re-export of certain such items from one non-U.S. location to another. Many countries in which we operate have similar laws and regulations. If you are involved in importing and exporting goods and data, you are responsible for knowing and following these laws. All contracts to provide software, goods or services outside the United States must have approval from the SVP, Chief Legal Counsel.

Government Customers/Contracting

When doing business with federal, state, or local governments, we must ensure all statements and representation to government procurement officials are accurate and truthful, including costs and other financial data. Misstatements to government entities can have severe consequences to both the company and our associates. If your assignment directly involves the government or if you are responsible for someone working with the government on behalf of Streamline Health, be alert to the special rules and regulations applicable to our government customers. Additional steps should be taken to understand and comply with these requirements. Any conduct that could appear improper should be avoided when dealing with government officials and employees. Payments, gifts, or other favors given to a government official or employee are strictly prohibited as it may appear to be a means of influence or a bribe. Failure to avoid these activities may expose the government agency, the government employee, our company, and you to substantial fines and penalties. For these reasons, any sale of our products or services to any federal, state, or local government entity must be in accordance with our company policy.

Maintain Accurate Financial Records / Internal Accounting Controls

Accurate and reliable records are crucial to our business. We are committed to maintaining accurate company records and accounts in order to ensure legal and ethical business practices and to prevent fraudulent activities. We are responsible for helping ensure that the information we record, process, and analyze is accurate, and recorded in accordance with applicable legal or accounting principles. We also need to ensure that it is made secure and readily available to those with a need to know the information on a timely basis.

Company records include booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files, and all other records maintained in the ordinary course of our business. All company records must be complete, accurate, and reliable in all material respects. There is never a reason to make false or misleading entries. Undisclosed or unrecorded funds, payments, or receipts are inconsistent with our business practices and are prohibited.

Investors count on us to use and provide accurate information so they can make good decisions. The following are examples of activities not allowed:

•	Maintaining undisclosed or unrecorded funds or assets for any purpose.

•	Making, or asking others to make, false, misleading, or artificial entries on an expense report, time sheet or any other report.

•	Giving false quality or safety results.

•	Recording false sales or recording sales outside of the time period they actually occurred.

•	Understating or overstating known liabilities and assets.

•	Delaying the entry of items that should be current expenses.

•	Hiding the true nature of any transaction.

•	Providing inaccurate or misleading information for company benefit programs.

Be sure that any document you prepare or sign is correct and truthful.

We must ensure that the accounting and financial records of our company meet the highest standards of accuracy and completeness. Reporting accurate, complete and understandable information about our business, earnings, and financial condition is an essential responsibility of each associate.
It is also your responsibility as an associate of our company to make open and full disclosure to, and cooperate fully with, outside accountants in connection with any audit or review of our company's financial statements. If you have reason to believe that any of our company's books and records are being maintained in a materially inaccurate or incomplete manner, you are required to report this immediately to your manager, the SVP, Chief Financial Officer, or the SVP, Chief Legal Counsel.

We rely on you to come forward if you feel that you are being pressured to prepare, alter, conceal or destroy documents in violation of our company policy. In addition, you must report to any of the individuals mentioned above if you have any reason to believe that someone has made a misleading, incomplete, or false statement to an accountant, auditor, attorney or government official in connection with any investigation, audit, examination or filing with any government agency or regulatory body.

Manage Records Properly

Our records are our corporate memory, providing evidence of actions and decisions and containing data and information critical to the continuity of our business. Records consist of all forms of information created or received by Streamline Health, whether originals or copies, regardless of media. Examples of company records include paper documents, e-mail, electronic files stored on disk, tape or any other medium (CD, DVD, USB data storage devices, etc.) that contains information about our company or our business activities.

All records are the property of Streamline Health and should be retained in accordance with our Records Retention Policy. We are responsible for properly labeling and carefully handling confidential, sensitive, and proprietary information and securing it when not in use.

We do not destroy official company documents or records before the retention time expires, but do destroy documents when they no longer have useful business purpose. Refer to the Records Retention Schedule for more specific retention and destruction guidelines.

Most of us participate to some extent in recording, processing, or analyzing financial or other information, or in the review and audit of these activities. These processes exist to assist in business decision-making and the evaluation of Streamline Health’s performance by our Board and senior management. They are also necessary to ensure compliance with legal and other requirements pertaining to the retention of information and its disclosure to others, including to investors and regulators.

•	Never make, or ask others to make, a false or misleading entry or report. This applies whether the report is financial or non-financial or for internal or external use.

•	Always record business transactions and payments accurately and in accordance with our company policies.

•	Never use or transfer Streamline Health funds for any purpose that would be in violation of any law, regulation, or company policy.

•
If you have any questions or concerns about Streamline Health’s financial records, internal accounting controls, or audit practices, discuss the matter with your supervisor, manager, or the SVP, Chief Legal Counsel.

Avoiding Conflicts of Interest

We have an obligation to make sound business decisions in the best interests of Streamline Health without the influence of personal interests or gain. Our company requires you to avoid any conflict, or even the appearance of a conflict, between your personal interests and the interests of our company. A conflict exists when your interests, duties, obligations or activities, or those of a family member are, or may be, in conflict or incompatible with the interests of Streamline Health. Conflicts of interest expose our personal judgment and that of our company to increased scrutiny and criticism and can undermine our credibility and the trust that others place in us.

Should any business or personal conflict of interest arise, or even appear to arise, you should disclose it immediately to leadership for review. In some instances, disclosure may not be sufficient and we may require that the conduct be stopped or that actions taken be reversed where possible. As it is impossible to describe every potential conflict, we rely on you to exercise sound judgment, to seek advice when appropriate, and to adhere to the highest standards of integrity.

Every associate, officer, and director of our company is expected to act in the best interests of Streamline Health and to protect our reputation from any conflicts. We should also be sensitive to even the appearance of a conflict. This means that associates, officers, and directors should avoid any investment, interest, association, or activity that may cause others to doubt there or our company’s fairness or integrity, or that may interfere with their ability to perform job duties objectively and effectively. Many potential conflicts of interest can be prevented or remedied by making full disclosure of the situation to your supervisor or functional leader. Our supervisors and leaders are responsible to ensure that Streamline Health’s interests are protected from conflicts of interest.

What are some activities that could represent conflicts of interest?

•	Owning, directly or indirectly, a significant financial interest in any entity that does business, seeks to do business, or competes with our company.

•	Holding a second job that interferes with your ability to do your regular job.

•	Employing, consulting, or serving on the board of a competitor, customer, supplier, or other service provider.

•	Hiring a supplier, distributor, or other agent managed or owned by a relative or close friend.

•	Soliciting or accepting any cash, gifts, entertainment, or benefits that are more than modest in value from any competitor, supplier, or customer.

•	Taking personal advantage of corporate opportunities.

Serving on the board of directors or an advisory committee of for-profit and non-profit organizations may present many opportunities for conflicts of interest. Before agreeing to become a member of the board of directors or an advisory committee of any for-profit organization, you should contact the legal department to determine the relationship, if any, existing between our company and the for profit organization. To make sure activities relating to non-profit or community organizations do not create a conflict of interest or other problem, you should notify your supervisor of your prospective membership before you agree to the board service. You may not serve on the board of directors of a company or organization that raises the potential for a significant conflict of interest (e.g., certain competitive, supplier or customer relationships).

If approved for serving on the board of directors of an outside company or organization, you may not conduct outside business during working hours or use company assets or information in any work for another business.

A conflict of interest also may arise if outside employment activities impair timely and effective performance for our company. You should not take employment or provide consulting services for any business entity that is a supplier or competitor of Streamline Health. You should ensure that any outside activity is strictly separated from your employment. You should not use any company resources or personnel for activities not relating to Streamline Health. You may engage in outside employment or business ventures if that activity does not compete against Streamline Health, does not provide goods or services to Streamline Health, or does not violate your confidentiality or other obligations to Streamline Health. Because taking outside employment may create or appear to create a conflict of interest, you must notify your leadership before accepting another position.

You have a duty to our company to advance our legitimate interests should the opportunity arise. You should not take personal advantage of opportunities or favors offered to you by virtue of your employment with Streamline Health.

Be respectful of company property, information, and position, and make sure that you and your family members don't use them for personal gain. Discounts on personal purchases of a supplier or customer's products or services should not be accepted unless such discounts are offered to all associates in general.

Insider Trading

You are prohibited from trading or enabling others to trade Streamline Health Solutions, Inc. stock or stock of another company—such as a customer, supplier, competitor, potential acquisition or alliance—while in possession of material nonpublic information ("inside information") about that company. Material information is any information that an investor might consider important in deciding whether to buy, sell, or hold securities. Information is considered non-public if it has not been adequately disclosed to the public. Information is not considered public until the first business day after it has been disclosed to the public. All non-public information about Streamline Health or about companies with which we do business is considered confidential information. To use material non-public information in connection with buying or selling securities, including “tipping” others who might make an investment decision on the basis of this information, is not only unethical, it is illegal. We must exercise the utmost care when handling material inside information.

Our company shares information openly with our associates. At times, we may receive confidential company information before it is made publicly available to ordinary investors. Some of that information may be considered significant, or “material”, and could be important to an investor deciding to buy, sell or hold securities, such as Streamline Health Solutions, Inc. stock. Examples of information that could be material are:

•	Information about possible business deals, such as a merger, purchase, sale, or joint venture.

•	Financial results or changes in dividends.

•	Important management changes.

•	Significant solution, product or manufacturing process developments.

•	Gain or loss of a significant customer or supplier.

•	Major lawsuit or regulatory investigation.

•	Any other information that may positively or negatively affect the stock price of Streamline Health Solutions, Inc. or any other company.

We must not use confidential information for personal benefit, trade securities based on material inside information, or provide inside information to others. You may purchase and sell Streamline Health Solutions, Inc. stock, exercise options granted to them or transfer stock into or out of Streamline Health Solutions, Inc. stock funds in any company savings plan or other benefit plan when you are not in possession of material inside information.

Consult with your supervisor or the legal department if you are unsure whether you have material inside information at any point in time.

Consistent with the high professional standards of our company, we comply with federal laws, which require that persons trading in company securities have fair and equal access to “material information” about publicly traded companies. Insider trading refers to any transactions on the basis of material information that is non-public, i.e., not disclosed to the public in a press release or SEC filing. Information is considered “material” if dissemination of the information would be likely to be considered important by investors who are considering trading in the company's stock.

During the course of employment, you may have access to material information that is not yet public. It is illegal to financially profit by buying or selling Streamline Health Solutions, Inc. stock, or the stock of another publicly traded company with which our company has business dealings, on the basis of inside information. It is also illegal to pass on (or “tip”) the information to a third party to trade. Transactions on the basis of inside information are subject to civil and criminal penalties, as well as disciplinary action by the company.

Streamline Health has a separate Insider Trading Guidelines policy, which applies to all associates.

Social Responsibility

Consistent with the 4 R’s (Respect, Responsibility, Relationships, and Results), we pride ourselves on being a company that operates with integrity, makes good choices, and does the right thing in every aspect of our business. We will continually challenge ourselves to define what being a responsible company means to us, and work to translate our definition into behavior and improvements at Streamline Health. We seek to align our social and environmental efforts with our business goals and continue to develop both qualitative and quantitative metrics to assess our progress.

Political Activities and Contributions

You may support the political process through personal contributions or by volunteering your personal time to the candidates or organizations of your choice. These activities, however, must not be conducted on company time or involve the use of any company resources such as telephones, computers or supplies. You may not make or commit to political contributions on behalf of Streamline Health.

Charitable Contributions

We support community development throughout the world. Streamline Health associates may contribute to these efforts, or may choose to contribute to organizations of their own choice. However, as with political activities, you may not use company resources to personally support charitable or other non-profit institutions not specifically sanctioned or supported by our company. You should consult the Legal Department or Human Capital if you have questions about permissible use of company resources.

Human Rights

We are committed to upholding fundamental human rights and believe that all human beings around the world should be treated with dignity, fairness, and respect.

Our company will only engage suppliers and direct contractors who demonstrate a serious commitment to the health and safety of their workers, and operate in compliance with human rights laws. Streamline Health does not use or condone the use of slave labor or human trafficking, denounces any degrading treatment of individuals or unsafe working condition, and supports our products being free of conflict minerals.

Environmental Stewardship

We are committed to conducting business in an environmentally responsible manner and strive to improve our performance to benefit our associates, customers, communities, shareholders, and the environment. We use energy wisely and efficiently and employ technology to minimize any risk of environmental impact. Associates whose work affects environmental compliance must be completely familiar with the permits, laws, and regulations that apply to their work. All associates are responsible for making sure that Streamline Health business is conducted in compliance with all applicable laws and in a way that is protective of the environment.